Exhibit 99.3

Stoneridge Appoints Frank S. Sklarsky to Board of Directors

NOVI, Mich. — Feb. 24, 2021 — Stoneridge Inc. (NYSE: SRI), a leader in highly engineered electrical and electronic components for the automotive, commercial vehicle and, off-highway industries, today announced that Frank S. Sklarsky has been appointed to its board of directors, filling a newly created vacancy that increases the number of directors to nine.

Sklarsky most recently served as executive vice president and chief financial officer of PPG Industries, one of the world’s leading paint and coatings company from 2013 until his retirement in 2017.

“Frank’s decades of executive leadership with some of the world’s most iconic brands, and his extensive financial experience in growing profitable, global businesses will greatly benefit Stoneridge,” said William M. Lasky, chairman of the board, Stoneridge, Inc. “Frank’s counsel will be invaluable as the company continues to execute its growth strategy.”

Previously, Sklarsky was executive vice president and chief financial officer of Tyco International, a global security solution, fire protection and, flow control infrastructure company. Prior, he served as executive vice president and chief financial officer at both ConAgra Foods, Inc., and Eastman Kodak Company.

After starting his career at Ernst & Young as a CPA, Sklarsky spent 20 years with Chrysler Corporation and DaimlerChrysler, serving in a series of management roles, ultimately rising to the position of vice president, Finance – Product Quality, Cost Management and, Procurement.

Sklarsky earned a bachelor’s degree in Accounting from Rochester Institute of Technology and an MBA from Harvard University.

Sklarsky serves on the executive committee for Rochester Institute of Technology’s board of trustees, where he is chairman of the university's endowment committee and enterprise risk management committee. He also serves as a board member for Nexa3D, the maker of ultrafast polymer production 3D printers. Sklarsky also serves as a board member and chairman of the audit committee for Cenveo Worldwide. He served on the board of directors of Harman International Industries, Inc. for almost five years until its sale to Samsung Electronics in 2017 and, was a member of both the audit and compensation committees.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Novi, Michigan, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial vehicle, motorcycle, agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at Stoneridge.com.

Contact:

Samantha Simmerson

Senior Coordinator, Global Marketing & Communications

samantha.simmerson@stoneridge.com

+1.248.829.2173

###